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                                                                    EXHIBIT 20.1

FOR IMMEDIATE RELEASE

                                        Contact:   Lane Buschel
                                                   (212) 931-6130
                                                   PepperCom, Inc.
                                                   Lbuschel@peppercom.com
                                                   ----------------------

                                                   Michele Vahsen
                                                   quepasa.com
                                                   (602) 716-0100 ext. 259
                                                   mvahsen@quepasa.com
                                                   -------------------


                 QUEPASA.COM SETTLES SUIT WITH FORMER CO-FOUNDER

PHOENIX, AZ - October 29, 1999 - Quepasa.com (NASD: PASA), the premier online community for U.S. Hispanics (www.quepasa.com), announced today the settlement of a lawsuit brought by quepasa.com against co-founder Jeffrey Peterson. In addition, Mr. Peterson also submitted his resignation from the Company's Board of Directors. At the same time, quepasa.com has also settled a threatened lease dispute with MCW Holdings, L.L.C.

"We are pleased to have resolved our differences amicably," said Gary L. Trujillo, Chairman and CEO of quepasa.com. "Quepasa.com wishes Mr. Peterson all the best in his future endeavors."

ABOUT quepasa.com

Quepasa.com provides the rapidly growing U.S. Hispanic market with information and interactive content available in both Spanish and English. The site was founded in 1998 and includes a search engine, free e-mail, free Web pages, shopping channel, Spanish-language news feeds, worldwide weather information, chat rooms, games, maps, and message boards. Over the past six months, quepasa.com has experienced a 133% compound monthly growth rate in page views. Quepasa.com has entered into strategic partnerships with leading providers of media, content and technology including: Reuters NewMedia, Inc., Associated Press, Hispanic Business Magazine, GlobalEnglish Corporation, Screaming Media, Inc., AutoNation, Inc., Telemundo Network Group, Fox Sports World Espanol, WeatherLabs, Inc., Inktomi, GTE Internetworking and Exodus Communications.

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